Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-163411 on Form S-11 of our report dated March 28, 2011, relating to the consolidated financial statements and financial statement schedule of Wells Core Office Income REIT, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Wells Core Office Income REIT, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

July 18, 2011